Exhibit (d)(1)(j)
FORM OF
Schedule A to Advisory Agreement

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PL Portfolio Optimization Conservative	0.00%
PL Portfolio Optimization Moderate-Conservative	0.00%
PL Portfolio Optimization Moderate	0.00%
PL Portfolio Optimization Moderate-Aggressive	0.00%
PL Portfolio Optimization Aggressive	0.00%
PL Money Market Fund	0.40% of the first $250 million
0.35% of the next $250 million
0.30% on excess
PL Main Street® Core Fund	0.65%
PL Emerging Markets Fund	1.00%
PL International Value Fund	0.85%
PL Short Duration Bond Fund	0.60%
PL Growth LT Fund	0.75%
PL Mid-Cap Value Fund	0.85%
PL Large-Cap Growth Fund	0.95%
PL International Large-Cap Fund	1.05%
PL Small-Cap Growth Fund	1.00%
PL Small-Cap Value Fund	0.95%
PL Managed Bond Fund	0.60%
PL Inflation Managed Fund	0.60%
PL Large-Cap Value Fund	0.85%
PL Comstock Fund	0.95%
PL Mid-Cap Growth Fund	0.90%
PL Real Estate Fund	0.90%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed by their officers designated below on the date written above.

PACIFIC LIFE FUNDS
By:
Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC
By:
Name:
Title:

By:
Name:
Title: